                                                                    EXHIBIT 99.1


DAIMLERCHRYSLER AEROSPACE TO BUY
$12 MILLION EQUITY STAKE IN SPACEHAB, INC.
German Aerospace Giant's Ownership in U.S. Commercial Space Leader to Increase to 11.5%

Washington, D.C., August 2, 1999 - SPACEHAB, Inc. (Nasdaq: SPAB) today announced that Munich-based DaimlerChrysler Aerospace AG (Dasa) is buying a $12 million equity stake in the Washington-based commercial space services provider. Dasa has agreed to purchase 1.33 million shares of preferred stock. The preferred stock, convertible on a one-for-one basis into common stock, will increase Dasa's investment interest in SPACEHAB to approximately 11.5%.

         Dasa, which is the aerospace subsidiary of DaimlerChrysler, already owned one percent of SPACEHAB's outstanding common stock and the two companies enjoy a close working relationship. Dasa is a subcontractor on SPACEHAB's Integrated Cargo Carrier program, which was used by NASA to deliver unpressurized cargo to the International Space Station (ISS) during Discovery mission STS-96 in May.

         The increase of equity by Dasa in SPACEHAB expands and solidifies that relationship as both companies pursue opportunities related to commercial resupply and utilization of the ISS. Recently, Dasa's Space Infrastructure Division took over leadership in the initiative to industrialize operations and utilization of Europe's share in the ISS by submitting a proposal to the European Space Agency (ESA). Among various others, one potential area of cooperation is an advanced orbital propulsion system related to ISS servicing and station-based science and research.

         "As prime contractor to ESA for Europe's core contributions for the ISS-D the Columbus laboratory and the Russian Data Management System - and focusing on an essential role in Space Station operations and utilization, Dasa felt it was important to strengthen our strategic relationship with SPACEHAB by expanding our ownership position", said Josef Kind, President of Dasa's Space infrastructure Division.

         "Dasa's additional investment in SPACEHAB reinforces the view that SPACEHAB is a key player in the ISS program and is a model for other commercial companies hoping to resupply and utilize the ISS," said SPACEHAB Chairman and CEO Dr. Shelley A. Harrison. "We are especially excited about expanding our cooperation with one of the leading players in the European space industry."

         Under the stock purchase agreement approved today, Dasa will immediately purchase all of SPACEHAB's 975,000 authorized and unissued preferred shares. The other 358,333 shares will be issued upon shareholder approval of a proposal to increase the number of authorized preferred shares that will be presented at the next shareholders meeting in October. Mr. Josef Kind of Dasa will join SPACEHAB's Board of Directors, representing the preferred shares.

         Dasa's Space Infrastructure Division is industrial prime for the Columbus Laboratory, the European contribution to the ISS, and its ground support and operations infrastructure. Besides developing microgravity facilities and payloads for the Columbus and other ISS Laboratories, Dasa participates in several other ISS-related projects, including the Automated Transfer Vehicle, the data management system for the Russian module of the ISS, the European Robotic Arm, and Crew Transport Vehicles.

         SPACEHAB is the first company to commercially develop, own and operate habitable modules that provide laboratory facilities and cargo re-supply aboard NASA's Space Shuttle fleet. With its Johnson Engineering and Astrotech subsidiaries, SPACEHAB is the world's leading provider of commercial payload processing services for manned and unmanned payloads. The Company also supports NASA astronaut training at Johnson Space Center, Houston.

         This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, whether the Company will fully realize the economic benefits under its NASA and other customer contracts, the successful development and commercialization of new space assets, technological difficulties, product demand, timing of new contracts and business, market acceptance risks, the effect of economic conditions, uncertainty in government funding, the impact of competition, and other risks detailed in the Company's Securities and Exchange Commission filings.

FOR MORE INFORMATION:
Mark A. Kissman
Vice President, Finance and CFO
SPACEHAB, Inc.
(202) 488-3500
kissman@hqspacehab.com